Exhibit 99.2

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Third Quarter 2005 Results

Comparable Restaurant Sales Increase 3.2%

Minneapolis, Minnesota, November 9, 2005. BUCA, Inc (Nasdaq:BUCA) announced today results for its third quarter of fiscal 2005 (ended September 25, 2005). Total restaurant sales were $63.7 million in the third quarter of fiscal 2005, a 4.6% increase over the same period in the prior year. The company reported a net loss of $20.8 million or ($1.03) per share compared with a net loss of $14.5 million or ($0.72) per share in the third quarter of fiscal 2004.

Buca di Beppo restaurant sales increased 4.4% in fiscal third quarter 2005, while Vinny T’s of Boston restaurant sales rose 5.5% in the period. For the Buca di Beppo restaurants this increase was primarily due to an approximate 1% price increase and the opening of one new restaurant both in the first quarter of fiscal 2005 and 2.5% increase in guest count during the third quarter of fiscal 2005. The opening of one new Vinny T’s of Boston restaurant at the end of fiscal 2004 and a 3.1% increase in guest count during the third quarter of fiscal 2005 were the primarily drivers of the sales increase in the period.

Comparable restaurant sales increased 3.2% system-wide during the third quarter of fiscal 2005 with Buca di Beppo restaurants recording a 3.5% comparable increase, and Vinny T’s of Boston a 0.8% increase. Increased popularity of Buca ToGo and Buca Small contributed to this performance.

Total restaurant costs in third quarter of fiscal 2005 were $62.8 million, up 5.2% from the third quarter of fiscal 2004, and equaled 98.7% of restaurant sale, compared to 98.2% in the same period in the prior year. Direct and occupancy expenses in the third quarter of fiscal 2005 were $20.9 million, or 32.8% as a percentage of sales, compared to $19.5 million, or 32.0% of sales in third quarter of fiscal 2004. The increase was primarily due to increased insurance, utility and equipment maintenance expenses.

General and administrative costs in the third quarter of fiscal 2005 increased in absolute terms to $6.7 million, or 10.6% of sales, from $4.4 million, or 7.3% of sales, in the same period of fiscal 2004. During the third quarter of 2005 the company incurred approximately $2.1 million in legal, consulting, insurance and other fees primarily related to events surrounding the company’s previously announced investigations.

The company recorded an impairment charge of $13.3 million in the third quarter of fiscal 2005. Approximately $10.4 million of this charge reflected the loss on the impairment of long-lived assets related to nine open restaurants in various markets. The remaining $2.9 million reflected a loss on the sale of some of the properties sold in the company’s September 9, 2005 sale and leaseback transaction whereby the net proceeds were less than the book value of the assets.

Commented Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer, “The third quarter represents an important milestone in our multi-year turnaround for BUCA, Inc. We are encouraged by our comparable restaurant sales and comparable guest counts, both of which increased for the fourth consecutive quarter and are ahead of the casual dining industry average as measured by Knapp-Track. Strategically, we closed three underperforming Buca di Beppo restaurants in single-store markets where we did not expect to expand in the future and we are exploring strategic alternatives for Vinny T’s of Boston, so we can focus on being a company with one great brand. Additionally, we completed a sale-leaseback transaction to reduce our outstanding debt and recorded impairments on nine of our restaurants. We are reorganizing our field operations to address these changes. The third quarter represents our lowest sales quarter of the year and we saw cost pressure, which we continue to address. However, we are staffed and focused in this fourth quarter, traditionally our highest sales quarter. Buca To Go sales have increased with the addition of curbside delivery at most units. Additionally, we are excited about the positive response we have received to our recent menu changes – one of the largest menu roll-outs in BUCA’s history. We will continue to look for ways to broaden the appeal of our fresh Italian food and build on the success we have had to date, but we believe the foundation has been laid to return the company to profitability.”

Nine Month 2005 Results

For the first three quarters of fiscal 2005, revenue advanced 7.4% to $203.3 million from $189.2 million in the same period in prior year. The net loss for the first three quarters was ($25.3) million, or ($1.25) per share, versus $19.5 million, or ($1.00) per share, through the third quarter of fiscal 2004.

Through the first three quarters of fiscal 2005 comparable restaurant sales increased 4.6% system-wide with Buca di Beppo comparable sales up 5.3% and Vinny T’s of Boston down 0.4%. Through the period, total restaurant costs were $192.7 million, a 6.3% increase over the prior year, equaling 94.8% of restaurant sales, down from 95.7% of sales in the same period of fiscal 2004. Direct and occupancy costs for the period increased by approximately $3.5 million, or 6.1%, to $61.5 million equaling 30.3% of restaurant sales, down from 30.6% of sales in the same period of fiscal 2004. This decline as a percentage of sales was due primarily to the higher level of sales in 2005. General and administrative expenses of $18.9 million in the first three quarters of fiscal 2005 include approximately $5 million of legal, consulting and other expenses primarily related to events surrounding the company’s previously announced investigations. The company recorded an impairment charge of $13.7 million in the first three quarters of fiscal 2005 largely related to the aforementioned impairment charges recorded in third quarter of fiscal 2005.

Conference Call

BUCA, Inc. will host a conference call Wednesday, November 9, 2005 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results. Hosting the call will be Wallace Doolin, Chairman, Chief Executive Officer and President, and Kaye O’Leary, Chief Financial Officer. The call will be webcast live from the Company’s website at www.bucainc.com with the webcast link available under the investor relations section. The webcast will also be available at http://viavid.net/dce.aspx?sid=00002A27. If you are unable to join the call, a replay will be available beginning at 8:00 p.m. Eastern Time and can be accessed by dialing 1-888-203-1112 1-719-457-0820 (international) passcode 6807546.

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2005	September 26, 2004 (as restated)	September 25, 2005	September 26, 2004 (as restated)
Restaurant sales	$63,679	$60,899	$203,308	$189,219
Restaurant costs:
Product	16,262	15,502	52,304	48,257
Labor	22,107	20,899	68,017	63,665
Direct and occupancy	20,909	19,455	61,501	57,953
Depreciation and amortization	3,560	3,892	10,869	11,408

Total restaurant costs	62,838	59,748	192,691	181,283
General and administrative expenses	6,746	4,430	18,873	13,094
Pre-opening costs	—	513	244	988
Loss on impairment and sale of long-lived assets	13,278	10,194	13,718	10,194
Lease termination costs	160	4	234	1,175

Operating loss	(19,343)	(13,990)	(22,452)	(17,515)
Interest income	40	4	92	70
Interest expense	(787)	(472)	(2,255)	(1,530)
Loss on early extinguishment of debt	(675)	—	(675)	(524)

Loss before income taxes	(20,765)	(14,458)	(25,290)	(19,499)
Income taxes	—	—	—	—

Net loss	$(20,765)	$(14,458)	$(25,290)	$(19,499)

Net loss per share – basic	$(1.03)	$(0.72)	$(1.25)	$(1.00)
Weighted average common shares outstanding - basic	20,223,749	20,150,065	20,206,579	19,419,106
Net loss per share – diluted	$(1.03)	$(0.72)	$(1.25)	$(1.00)
Weighted average common shares outstanding diluted	20,223,749	20,150,065	20,206,579	19,419,106

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 25, 2005	December 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,554	$4,314
Accounts receivable	3,513	2,796
Inventories	6,849	7,379
Prepaid expenses and other	3,139	4,486

Total current assets	15,055	18,975
Property, equipment and leasehold improvements, net	133,270	157,921
Other assets	5,718	6,349

	$154,043	$183,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,694	$13,840
Accrued gift cards and certificates	1,478	4,747
Accrued payroll and benefits	7,919	7,542
Accrued sales, property and income tax	3,453	3,590
Other accrued expenses	4,540	6,167
Line of credit borrowings	5,869	1,986
Current maturities of long-term debt and capitalized leases	1,368	1,368

Total current liabilities	36,321	39,240
Long-term liabilities:
Long-term debt and capital leases, less current maturities	17,711	19,579
Deferred rent	18,210	18,236
Other liabilities, net	3,680	3,113

Total liabilities	75,922	80,168
Commitments and contingencies (Note 10)
Shareholders’ equity:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,503,537 and 20,186,059 shares issued and outstanding, respectively	205	202
Additional paid-in capital	170,746	169,112
Accumulated deficit	(90,402)	(65,122)

	80,549	104,192
Unearned compensation	(1,405)	—
Notes receivable from employee shareholders	(1,023)	(1,115)

Total shareholders’ equity	78,121	103,077

	$154,043	$183,245

# # #